UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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QUALYS, INC.

(Name of Registrant as Specified In Its Charter)

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QUALYS, INC.

1600 Bridge Parkway

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Daylight Time on Monday, June 6, 2016

TO THE HOLDERS OF COMMON STOCK

OF QUALYS, INC.:

The Annual Meeting of Stockholders of Qualys, Inc., a Delaware corporation, will be held on Monday, June 6, 2016, at 11:00 a.m. Pacific Daylight Time, at the Sofitel San Francisco Bay Hotel, located at 223 Twin Dolphin Drive, Redwood City, California 94065, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect three Class I directors to serve until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

3.	To approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement;

4.	To approve, on an advisory and non-binding basis, the frequency of future advisory votes on executive compensation;

5.	To approve the Executive Performance Bonus Plan; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Qualys, Inc. has fixed the close of business on April 8, 2016 as the record date for the meeting. Only stockholders of record of our common stock on April 8, 2016 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 25, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2015 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Qualys, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

/s/ Philippe F. Courtot

Philippe F. Courtot

Chairman, President and Chief Executive Officer

Redwood City, California

April 25, 2016

QUALYS, INC.

1600 Bridge Parkway

Redwood City, California 94065

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

to be held on Monday, June 6, 2016 at 11:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on June 6, 2016, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at the Sofitel San Francisco Bay Hotel, located at 223 Twin Dolphin Drive, Redwood City, California 94065, on June 6, 2016 at 11:00 a.m. Pacific Daylight Time. On or about April 25, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of three Class I directors to hold office until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	a proposal to approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement;

•	a proposal to approve, on an advisory and non-binding basis, the frequency of future advisory votes on executive compensation;

•	a proposal to approve the Executive Performance Bonus Plan; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the nominees for election as Class I directors;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	FOR the executive compensation as described in this proxy statement;

•	FOR the frequency of every year for future advisory votes on executive compensation; and

•	FOR the Executive Performance Bonus Plan.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 8, 2016, the record date, may vote at the Annual Meeting. As of the record date, we had 34,888,468 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 5, 2016 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. on June 5, 2016 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Qualys, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 25, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstaining or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for,” “against” or “abstain” on each of the nominations for election as a director.

•

Proposal No. 2: The ratification of the appointment of Grant Thornton LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The approval, on an advisory and non-binding basis, of the executive compensation as described in this proxy statement must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 4: The recommendation, on an advisory and non-binding basis, of the frequency of future advisory votes on executive compensation—every year, every two years or every three years—receiving the highest number of votes cast will be considered the frequency preferred by our stockholders.

•

Proposal No. 5: The approval of the Executive Performance Bonus Plan must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Grant Thornton LLP. Your broker will not have discretion to vote on the election of directors absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Qualys, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that

Qualys only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Qualys, Inc.

Attention: Investor Relations

1600 Bridge Parkway

Redwood City, California 94065

(650) 801-6100

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 26, 2016. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Qualys, Inc.

Attention: Corporate Secretary

1600 Bridge Parkway

Redwood City, California 94065

(650) 801-6100

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 9, 2017; and

•	not later than the close of business on March 11, 2017.

In the event that we hold our 2017 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2016 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Qualys, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing Qualys’ filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Seven of our directors are “independent” under the NASDAQ Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Sandra E. Bergeron (1) (2)	I	57	Director	2006	2016	2019
Todd P. Headley (1)	I	53	Director	2016	2016	2019
Kristi M. Rogers (3)	I	46	Director	2013	2016	2019

Continuing Directors
Donald R. Dixon (2)	II	68	Director	2000	2017	—
General Peter Pace (1) (3)	II	70	Director	2009	2017	—
Philippe F. Courtot	III	71	Chairman, President and Chief Executive Officer	2000	2018	—
Jeffrey P. Hank (1)	III	56	Director	2010	2018	—
Howard A. Schmidt (3)	III	66	Director	2012	2018	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and governance committee

Nominees for Director

Sandra E. Bergeron has served as a director of our company since June 2006. From 2004 until 2012, Ms. Bergeron was a venture partner at Trident Capital, Inc., a venture capital firm. Ms. Bergeron currently serves on the board of directors of Sophos Plc, LLC and F5 Networks. Ms. Bergeron previously served on the board of directors of ArcSight, Inc. until it was acquired by Hewlett-Packard Company in September 2010, and also served on the board of directors of TriCipher, Inc. from 2004 until 2010. Ms. Bergeron holds a Bachelor of Business Administration degree from Georgia State University and a Master of Business Administration degree from Xavier University.

We believe that Ms. Bergeron possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience as a director of technology companies and her background in the venture capital industry.

Todd P. Headley has served as a director of our company since February 2016. From 2003 until 2013, Mr. Headley served as the Chief Financial Officer of Sourcefire, Inc., until it was acquired by Cisco Systems, Inc. Prior to Sourcefire, Mr. Headley held key financial management positions in four venture-backed technology start-ups: Riverbed Technologies, Roadshow, BioNetrix and POMS. Mr. Headley currently serves as an advisor and board member to three privately held security companies. Mr. Headley began his career as a public accountant with Arthur Andersen LLP in Washington, D.C. Mr. Headley holds a Bachelor of Science degree in Accounting from Virginia Polytechnic Institute & State University (Virginia Tech).

We believe that Mr. Headley possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at technology companies and his background in the technology industry.

Kristi M. Rogers has served as a director of our company since August 2013. Ms. Rogers is currently co-founder and Managing Partner for Principal to Principal. Ms. Rogers is co-owner and member of the board of Aspen Healthcare Services (now Aspen Medical International). From March 2014 to June 2015, Ms. Rogers served as Managing Director and Chief Executive Officer of Aspen Healthcare Services, LLC. From 2012 to 2014, Ms. Rogers served on the board of directors of Aspen Medical USA. Ms. Rogers served as a Managing Director of Government Affairs and Public Policy of Manatt, Phelps & Phillips LLP from February 2013 until February 2014. From August 2006 to January 2013, Ms. Rogers served in various positions, including Executive Vice President, President, Chief Executive Officer and Vice Chairman of the Board, at Aegis Defense Services LLC, a provider of security and support services to the U.S. government. Ms. Rogers has also served on the board of directors of several private companies. Ms. Rogers holds a Bachelor of Science degree in Political Science from Michigan State University.

We believe that Ms. Rogers possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience as an executive at technology companies and her background in public service.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Donald R. Dixon has served as a director of our company since 2000. Since 1993, Mr. Dixon has been a co-founder and managing director of Trident Capital. From 2008 to 2014, Mr. Dixon has served on the board of directors of XRS Corporation, and since 2014 Mr. Dixon has served on the board of directors of Top Image Systems, Ltd. Mr. Dixon also currently serves on the boards of directors of several private companies. Mr. Dixon holds a Bachelor of Science degree from Princeton University and a Master of Business Administration degree from the Stanford Graduate School of Business.

We believe that Mr. Dixon possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology companies, his background in the venture capital industry and his perspective as a representative of one of our significant stockholders.

General Peter Pace has served as a director of our company since May 2009. From June 1967 until October 2007, Gen. Pace served in the United States Marine Corps, including as Chairman of the Joint Chiefs of Staff. Since October 2007, Gen. Pace has been a principal at Pace Enterprises LLC. From February 2010 until its acquisition by Court Square Capital Partners and J. Eric Pike in December 2014, Gen. Pace served on the board of directors of Pike Electric Corporation. Since January 2011, Gen. Pace has served on the board of directors of AAR Corp. From November 2012 to February 2014, Gen. Pace served on the board of directors of LaserLock Technologies, Inc. Since December 2012, Gen. Pace has served on the board of directors of Textura Corp. From January 2003 to January 2011, Gen. Pace served on the board of directors of Steve Myers and Associates Inc., and from June 2010 to June 2013, Gen. Pace served on the board of directors of Wi2Wi Inc. Gen. Pace also currently serves on the boards of directors of several private companies and previously served on the President’s Intelligence Advisory Board and Secretary of Defense’s Defense Policy Board. Gen. Pace holds a Bachelor of Science degree from the U.S. Naval Academy and a Master of Science degree in Business Administration from The George Washington University.

We believe that Gen. Pace possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology and defense companies and his background in public service.

Philippe F. Courtot has served as our Chairman and Chief Executive Officer since March 2001, and has been a director since January 2000. He also served as our President from March 2011 to November 2013, and from May 2014 to present. From April 1999 to February 2000, Mr. Courtot served as Chairman and Chief Executive Officer of Signio Inc., a secure payments solution provider, until its acquisition by VeriSign, Inc. Mr. Courtot holds a Master of Science degree from the University of Paris.

We believe that Mr. Courtot possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as our President and Chief Executive Officer and his background in the technology industry, as well as his perspective as one of our significant stockholders.

Jeffrey P. Hank has served as a director of our company since January 2010. From June 2005 to July 2012, Mr. Hank was the Vice President, Chief Accounting Officer and Corporate Controller of Intuit, Inc., and Mr. Hank served as the Vice President of Finance and Chief Accounting Officer of Intuit from July 2012 until September 2013. From June 2002 until September 2003, Mr. Hank was an audit partner at KPMG LLP. From September 1994 until June 2002, Mr. Hank was an audit partner at Arthur Andersen LLP. Mr. Hank holds a Bachelor of Science degree in Business Administration from the University of California at Berkeley.

We believe that Mr. Hank possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at a technology company and his background in the accounting industry.

Howard A. Schmidt has served as a director of our company since June 2012. Mr. Schmidt currently serves as a partner in the strategic advisory firm, Ridge-Schmidt Cyber, an executive services firm in the cybersecurity industry. Mr. Schmidt also serves as an executive director of The Software Assurance Forum for Excellence in Code (SAFECode). From September 2008 until January 2010, Mr. Schmidt served as the President and Chief Executive Officer of the Information Security Forum, a non-profit corporation focused on cyber security and risk management. From 2004 to January 2010, Mr. Schmidt served as President and Chief Executive Officer of R&H Consulting. From May 2003 to June 2005, Mr. Schmidt served as the Vice President and Chief Information Officer and Chief Security Strategist at eBay Inc. From April 2004 to June 2005, Mr. Schmidt served as the Chief Security Strategist at the National Cyber Security Division of the Department of Homeland Security, and Mr. Schmidt has served as Cyber Advisor to Presidents Barack Obama and George W. Bush. Previously, Mr. Schmidt served as the Chief Security Officer for Microsoft Corp. Mr. Schmidt also serves on the board of a number of private and non-profit companies. Mr. Schmidt holds a Bachelor of Science degree, a Master of Science degree, and an Honorary PhD from the University of Phoenix.

We believe that Mr. Schmidt possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at technology companies and his background in public service.

Director Independence

Our board of directors has reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Ms. Bergeron, Mr. Dixon, Mr. Hank, Mr. Headley, Gen. Pace, Ms. Rogers and Mr. Schmidt do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director.

With respect to Mr. Dixon, our board of directors specifically considered that Mr. Dixon is the father of Peter Dixon, the Chairman and Founder of Second Front Systems, Inc., and the terms and value of the Representative Agreement we have with Second Front Systems, Inc. Our board of directors has concluded that our relationship with Second Front Systems, Inc. is not a material relationship that would impede the exercise of independent judgment by Mr. Dixon.

Leadership Structure

Mr. Courtot currently serves as both Chairman of our board of directors and President and Chief Executive Officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provide effective independent oversight of management while allowing the board of directors and management to benefit from Mr. Courtot’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors since 2000 and as Chief Executive Officer since 2001, Mr. Courtot is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans.

Mr. Courtot possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Chief Executive Officer brings company specific experience and expertise. The board of directors believes that Mr. Courtot’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our board of directors has appointed Mr. Dixon to serve as our lead independent director. As lead independent director, Mr. Dixon presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2015, the board of directors held four meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend.

Our board of directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which will have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Ms. Bergeron, Mr. Hank, Mr. Headley and Gen. Pace, with Mr. Hank serving as Chairman. The composition of our audit committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the NASDAQ Stock Market listing standards. In addition, our board of directors has determined that Mr. Hank and Mr. Headley are audit committee financial experts within the meaning of the rules and regulations of the SEC. The audit committee had nine meetings in 2015. Our audit committee will, among other things:

•	select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	help to ensure the independence and performance of the independent registered public accounting firm;

•

discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent accountants, our interim and year-end operating results;

•	develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	review our policies on risk assessment and risk management;

•	review related party transactions;

•

obtain and review a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approve (or, as permitted, pre-approve) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards NASDAQ Stock Market. A copy of the Audit Committee Charter is available on our website at http://investor.qualys.com.

Compensation Committee

Our compensation committee consists of Ms. Bergeron and Mr. Dixon, with Mr. Dixon serving as Chairman. The composition of our compensation committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee will, among other things:

•	review, approve and determine, or make recommendations to our board of directors regarding, the compensation of our executive officers;

•	administer our stock and equity incentive plans;

•	review and approve and make recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establish and review general policies relating to compensation and benefits of our employees.

The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market. A copy of the Compensation Committee Charter is available on our website at http://investor.qualys.com.

Nominating and Governance Committee

Our nominating and governance committee consists of Gen. Pace, Ms. Rogers and Mr. Schmidt, with Mr. Schmidt serving as Chairman. The composition of our nominating and governance committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Our nominating and governance committee will, among other things:

•	identify, evaluate and select, or make recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluate the performance of our board of directors and of individual directors;

•	consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	review developments in corporate governance practices;

•	evaluate the adequacy of our corporate governance practices and reporting; and

•	develop and make recommendations to our board of directors regarding corporate governance guidelines and matters.

The nominating and governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards NASDAQ Stock Market. A copy of the Nominating and Governance Committee Charter is available on our website at http://investor.qualys.com.

Considerations in Evaluating Director Nominees

The nominating and governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and governance committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and governance committee may take into account the benefits of diverse viewpoints. The nominating and governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholders ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Qualys, Inc., Attention: Corporate Secretary, 1600 Bridge Parkway, Redwood City, California 94065. Notice must be received by us no earlier than February 9, 2017, 2017, and no later than March 11, 2017. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to: Qualys, Inc., Attention: General Counsel, 1600 Bridge Parkway, Redwood City, California 94065. All such stockholder communications will be forwarded to the appropriate member or members of the board of directors, or if none is specified, to the Chairman of the board of directors.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investor.qualys.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

The following table provides information regarding compensation paid by us to certain of our non-employee directors during 2015. Directors who are also our employees receive no additional compensation for their service as a director. During 2015, one director, Mr. Courtot, our Chairman and Chief Executive Officer, was an employee. Mr. Courtot’s compensation is discussed under the heading “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board. Mr. Headley joined the board of directors in February 2016, after the end of the fiscal year.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)(3)		Total
Sandra E. Bergeron	$42,500	$220,404	(4)	$262,904
Donald R. Dixon	55,000	220,404	(5)	275,404
Jeffrey P. Hank	45,000	220,404	(6)	265,404
General Peter Pace	40,500	220,404	(7)	260,904
Kristi M. Rogers	33,000	220,404	(8)	253,404
Howard A. Schmidt	36,000	220,404	(9)	256,404

(1)	Cash retainers were paid pursuant to the terms of our Outside Director Compensation Program described below, which was approved in November 2012.
(2)	The dollar amounts in this column represent the compensation cost of stock option awards granted in 2015. These amounts have been calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, using the Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016.
(3)	As of December 31, 2015, the aggregate number of shares underlying the stock awards and options awards granted in 2015 for each of our non-employee directors was:

Name	Aggregate Stock Awards	Aggregate Option Awards
Sandra E. Bergeron	—	12,000
Donald R. Dixon	—	12,000
Jeffrey P. Hank	—	12,000
General Peter Pace	—	12,000
Kristi M. Rogers	—	12,000
Howard A. Schmidt	—	12,000

(4)	On June 4, 2015, Ms. Bergeron was granted a stock option to purchase 12,000 shares of common stock pursuant to our 2012 Equity Incentive Plan (the “2012 Plan”) with a vesting commencement date of June 4, 2015. The shares subject to the option vest over 12 months in equal monthly installments, subject to Ms. Bergeron’s continued service to us.
(5)	On June 4, 2015, Mr. Dixon was granted a stock option to purchase 12,000 shares of common stock pursuant to our 2012 Plan, with a vesting commencement date of June 4, 2015. The shares subject to the option vest over 12 months in equal monthly installments, subject to Mr. Dixon’s continued service to us.
(6)	On June 4, 2015, Mr. Hank was granted a stock option to purchase 12,000 shares of common stock pursuant to our 2012 Plan, with a vesting commencement date of June 4, 2015. The shares subject to the option vest over 12 months in equal monthly installments, subject to Mr. Hank’s continued service to us.
(7)	On June 4, 2015, Gen. Pace was granted a stock option to purchase 12,000 shares of common stock pursuant to our 2012 Plan, with a vesting commencement date of June 4, 2015. The shares subject to the option vest over 12 months in equal monthly installments, subject to Gen. Pace’s continued service to us.
(8)	On June 4, 2015, Ms. Rogers was granted a stock option to purchase 12,000 shares of common stock pursuant to our 2012 Plan, with a vesting commencement date of June 4, 2015. The shares subject to the option vest over 12 months in equal monthly installments, subject to Ms. Rogers’ continued service to us.
(9)	On June 4, 2015, Mr. Schmidt was granted a stock option to purchase 12,000 shares of common stock pursuant to our 2012 Plan, with a vesting commencement date of June 4, 2015. The shares subject to the option vest over 12 months in equal monthly installments, subject to Mr. Schmidt’s continued service to us.

Outside Director Compensation Program

In November 2012, our board of directors, upon the recommendation of the compensation committee, approved the compensation program for our non-employee directors (“Outside Directors”). The compensation committee’s recommendation program to adopt the same was based, in part, upon the results of a review conducted by Compensia, a compensation consultant previously engaged by the compensation committee to review our compensation practices for Outside Directors and to compare such practices to the compensation practices of comparable companies. In February 2016, we amended our Outside Director compensation program as described below. Outside Directors will receive compensation in the form of equity and cash, as described below:

Equity Compensation

Upon joining the board, each newly elected Outside Director will receive an option to purchase 21,000 shares of our common stock (the “Initial Award”). The term of the Initial Award will be ten years and the exercise price will be the fair market value, as determined in accordance with our 2012 Plan, on the date of the grant. The shares underlying the Initial Award will vest as to 1/36th of the total shares subject to such award monthly over a period of three years following the date of grant, subject to continued service as a director through each vesting date.

On the date of each annual meeting of our stockholders, each Outside Director who has served on the board for at least six months prior to such date will be granted an option to purchase 12,000 shares of our common stock (the “Annual Option Award”). The term of the Annual Option Award will be ten years and the exercise price will be the fair market value, as determined in accordance with our 2012 Plan on the date of the grant. All of the shares underlying the Annual Option Award will vest as to 1/12th of the total shares subject to such award monthly over a period of one year following the date of grant, subject to continued service on the board through each vesting date.

Notwithstanding the vesting schedules described above, the vesting of each Initial Award and each Annual Option Award will accelerate in full upon a “change in control” (as defined in the 2012 Plan).

On February 4, 2016, our board of directors, upon the recommendation of the compensation committee, approved certain amendments to the compensation program for the Outside Directors so that equity awards to Outside Directors shall be solely in the form of restricted stock units (“RSUs”). Shares subject to the Initial Award will be revised so that an Initial Award covers a number of shares subject to RSUs with a “value” of $420,000 with vesting to occur in 3 equal annual installments on each of the first 3 anniversaries of the first day of the month following the month that Outside Director joins the board. Shares subject to the Annual Option Award will be revised so that an Annual Option Award covers a number of shares subject to RSUs with a “value” of $165,000 on the earlier of the first anniversary of its grant date or the day before the following annual meeting of stockholders. For the purposes of the compensation program for the Outside Directors, a share subject to an RSU will be valued based on the average of the closing trading prices for the 30 days ending one week before the applicable grant date.

Cash Compensation

Each year, each Outside Director will receive a cash retainer of $30,000 for serving on the board of directors (the “Annual Retainer”). In addition to the Annual Retainer, the lead independent director will be entitled to an additional cash retainer of $15,000.

The chairpersons and members of the board’s three standing committees will be entitled to the following cash retainers each year:

Board Committee	Chairperson Retainer*	Member Retainer
Audit Committee	$15,000	$7,500
Compensation Committee	10,000	5,000
Nominating and Governance Committee	6,000	3,000

*	Any Outside Director who serves as chairperson of a committee shall not be entitled to a member retainer for the same committee.

All retainers in cash will be paid in four equal installments on a quarterly basis at the end of the applicable quarter, provided that the individual served as an Outside Director in the applicable capacity during the full quarter, with the amount pro-rated for any Outside Director who did not serve in the applicable capacity the full quarter (on either the board of directors and/or the relevant board committee).

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2016. During the year ended December 31, 2015, Grant Thornton served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Qualys, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2016. Our audit committee is submitting the selection of Grant Thornton to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Grant Thornton will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Grant Thornton, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Grant Thornton for the years ended December 31, 2014 and 2015.

	2014	2015
Audit Fees (1)	$564,661	$978,568
Audit-Related Fees (2)	51,874	51,157

	$616,535	$1,029,725

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-Related fees consist of fees for professional services provided in connection with the issuance of our Service Organization Control Report (SOC1), which provides assurance to our customers that we have adequate controls and safeguards over the processing of their data.

Auditor Independence

In 2015, there were no other professional services provided by Grant Thornton that would have required the audit committee to consider their compatibility with maintaining the independence of Grant Thornton.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit-Related services. Audit-Related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

The audit committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Philosophy and Objectives” beginning on page 30 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2015 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

ADVISORY APPROVAL ON FREQUENCY OF

FUTURE ADVISORY VOTES ON NAMED EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one, two or three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on executive compensation will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.

Vote Required

The alternative among one year, two years or three years that receives the highest number of votes from the holders of shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding advisory vote on the approval of our named executive officer compensation should be held every year, two years or three years.

Our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our named executive officers. However, because this is an advisory vote and therefore not binding on our board of directors or our company, our board of directors may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES

ON NAMED EXECUTIVE COMPENSATION EVERY “ONE YEAR”.

PROPOSAL NO. 5

APPROVAL OF THE EXECUTIVE PERFORMANCE BONUS PLAN

We are asking our stockholders to approve our Executive Performance Bonus Plan (the “Bonus Plan”). Our compensation committee approved the Bonus Plan in April 2016, subject to the approval of our stockholders at the annual meeting of stockholders. The purpose of the Bonus Plan is to increase stockholder value and the success of the company by motivating eligible executives to achieve our financial, strategic and operating objectives. If our stockholders approve the Bonus Plan, we will be able to receive a full federal income tax deduction for compensation (if any) paid under the Bonus Plan that qualifies as “performance-based compensation” under Section 162(m) of the Code (“Section 162(m)”).

We do not require stockholder approval for bonuses or other cash incentives to its employees. However, under Section 162(m), we generally may not receive a federal income tax deduction for compensation (including bonuses) paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives total compensation of more than $1 million in any one year. However, we still may able to receive a federal income tax deduction for such excess compensation if it qualifies as “performance-based” compensation under Section 162(m). The Bonus Plan gives the company the ability to provide incentive compensation that is intended to be “performance-based” compensation under Section 162(m) and therefore potentially fully tax deductible on the company’s federal income tax return under current law. In order for compensation to qualify as “performance-based” compensation under Section 162(m), the plan under which the compensation is paid must (among other things) be approved by stockholders. Therefore, we are asking our stockholders to approve the Bonus Plan at the annual meeting of stockholders, and our board of directors unanimously recommends that our stockholders vote for the approval of the Bonus Plan. If our stockholders do not approve the Bonus Plan, we will terminate the Bonus Plan without using it, and we may choose to pay bonuses or other incentives outside of the Bonus Plan, which we may not be able to fully deduct for federal income tax purposes.

The following paragraphs provide a summary of the principal features of the Bonus Plan and its operation. This summary is qualified in its entirety by reference to the Bonus Plan, which is set forth in its entirety as Appendix A to this proxy statement.

Purpose

The purpose of the Bonus Plan is to increase stockholder value and the success of the company by motivating eligible executives to achieve the company’s financial, strategic, and operating objectives. The Bonus Plan provides executives with the ability to earn incentive awards for the achievement of goals relating to the performance of the company and its business units.

Eligibility to Participate

The compensation committee of our board of directors will be the administrator of the Bonus Plan. The compensation committee selects the executives of the company and its affiliates who will be eligible to earn an award under the Bonus Plan. The compensation committee also may select as eligible to earn an award under the Bonus Plan any other individuals who are expected to become executives of the company and its affiliates during the applicable period over which performance is measured with respect to an award. We refer to these executives and other individuals selected by the compensation committee to participate in the Bonus Plan as participants under this proposal. The actual number of participants during any particular year cannot be determined in advance because the compensation committee has discretion to select the participants. We currently expect that approximately 5 individuals (i.e., all of our executive officers) will participate in the Bonus Plan at any given time.

Target Awards and Performance Goals

Under the Bonus Plan, the compensation committee assigns each participant a target award and establishes the performance goal or goals for a performance period in writing. The target awards will be expressed as a percentage of the participant’s base salary, a fixed dollar amount, or based on a formula or formulas, as determined by the compensation committee.

Each performance period may last for a period from one fiscal quarter to three fiscal years (or twelve (12), consecutive, fiscal quarters). For each performance period, the compensation committee will establish one or more performance goals applicable to an award under the Bonus Plan. The performance goals established by the compensation committee may require performance achievement for one or more business criteria within the meaning of Section 162(m), including stock price, revenue, profit, bookings, cash flow, customer retention, customer satisfaction, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; individual objectives; and total stockholder return.

The compensation committee may choose to set performance goals: (1) in absolute terms, (2) in combination with one or more performance goals, (3) in relative terms (including, but not limited to, comparison of the company’s results for other periods of time against other objective metrics, and/or against another company, companies or an index or indices), (4) with respect to equity, assets or human resources of the company (including on a per-share or per-capita basis), (5) against the performance of the company as a whole or a specific business unit or units (including acquired business units), business segment or segments, or product or products, of the company, (6) on a pre-tax or after-tax basis and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis.

In setting the performance goals, the compensation committee also will determine whether any elements or items (for example, the effect of mergers, acquisitions and/or dispositions) will be included in or excluded from the performance goal calculations as well as whether any performance goal will be calculated in accordance with the company’s financial statements, or on a GAAP basis or as adjusted for certain costs, expenses, gains and losses on a non-GAAP basis.

Actual Awards

After a performance period ends, the compensation committee will certify in writing the extent to which the pre-established performance goal or goals actually were achieved or exceeded. The actual award payable to a participant is determined using a pre-established formula that increases or decreases the participant’s target award based on the level of actual performance certified by the compensation committee. However, the Bonus Plan limits actual awards to a maximum of $1,500,000 per person for all performance periods ending during a fiscal year of the company.

The compensation committee has discretion to reduce or eliminate (but not to increase) the actual award of any participant and to determine whether a participant will receive an actual award in the event the participant’s employment with the company terminates before the payment date of the actual award. The compensation committee, in its discretion, may adjust performance goals (or actual performance versus the performance goal) for certain business, financial, and/or legal effects set forth in the Bonus Plan, so long as any such adjustment would not be expected to jeopardize the qualification of an actual award (discussed below) as performance-based compensation under Section 162(m). The compensation committee in its discretion may require a participant to forfeit, return or reimburse to the company all or a portion of any actual award paid under the Bonus Plan in accordance with any then-effective company compensation clawback or recovery policy as established or amended from time to time.

Any actual awards that become payable under the Bonus Plan will be paid in cash (or its equivalent) in a single lump sum no later than sixty (60) days after the end of the fiscal year in which the applicable performance period ended. The compensation committee also may choose to pay bonuses to Bonus Plan participants outside of the Bonus Plan on terms established by the compensation committee from time to time. Any such bonuses would not qualify as performance-based under Section 162(m).

Administration

Our compensation committee will administer the Bonus Plan, unless and until our board of directors chooses a different committee of members of our board of directors to administer the Bonus Plan consisting of not less than two directors. Members who comprise any committee administering the Bonus Plan must qualify as “outside directors” under Section 162(m). Subject to the terms of the Bonus Plan, our compensation committee (or other committee) administering the Bonus Plan has sole discretion to:

•	select the individuals who will be eligible to receive awards;

•	determine the terms and conditions of awards;

•	interpret the provisions of the Bonus Plan and awards thereunder;

•	adopt procedures and subplans that are necessary or appropriate to permit participation in the Bonus Plan for executives who are non-U.S. nationals or employed outside of the U.S.; and

•	adopt, interpret, amend, and revoke any rules for the administration, interpretation and application of the Bonus Plan consistent with the terms of the Bonus Plan.

The authority and powers under the Bonus Plan may be delegated to one or more members of our board of directors and/or officers of the company, provided that the delegation would not jeopardize the qualification of an actual award as performance-based under Section 162(m).

Tax Effects of the Bonus Plan

The Bonus Plan is intended to permit the payment of bonuses that qualify as “performance based” compensation under Section 162(m). Under Section 162(m), the company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or any of our other three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives more than $1,000,000 in any one year. However, “performance based” compensation that qualifies under Section 162(m) is exempt from this $1,000,000 limitation. The Bonus Plan allows the company the opportunity to choose to pay incentive compensation that is intended to be performance based and therefore potentially fully tax deductible on the company’s federal income tax return (subject to future changes in tax laws and other circumstances). The company also may choose to pay other or additional compensation outside of the Bonus Plan that is not intended to qualify as performance-based compensation (and that, therefore, may not be tax deductible for the company). For example, base salaries do not qualify as performance-based compensation and any bonuses paid outside of the Bonus Plan likely would not qualify as performance-based compensation.

Amendment and Termination of the Bonus Plan

The board of directors generally may amend or terminate the Bonus Plan at any time and for any reason.

Bonuses Paid to Certain Individuals and Groups

Awards (if any) under the Bonus Plan are determined based on actual future performance. As a result, future actual awards cannot now be determined.

The following table sets forth the bonuses paid in 2015 to the persons and groups shown below. There is no guarantee that any payments will be made under the Bonus Plan for 2016 or, if any such payments are made, that the amounts of such payments will be the same as the amounts shown below. Our executive officers are eligible to receive awards under the Bonus Plan and therefore, our executive officers have an interest in this proposal.

Name of Individual or Group	2015 Bonus
Philippe F. Courtot	$111,563
Chairman, President, and Chief Executive Officer
Donald C. McCauley (1)	$82,750
Former Chief Financial Officer
Amer S. Deeba	$63,750
Vice President, Corporate Development and Strategic Alliances
Bruce K. Posey	$63,750
Vice President, General Counsel and Corporate Secretary
Sumedh S. Thakar	$66,875
Chief Product Officer
All executive officers, as a group (2)	$388,688
All directors who are not executive officers, as a group	—
All employees who are not executive officers, as a group	$2,477,987

(1)	On January 21, 2016, Mr. McCauley, informed our board of directors of his intent to resign effective as of March 1, 2016.
(2)	Consists of five executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE PERFORMANCE BONUS PLAN.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the NASDAQ Stock Market and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investors portion of our web site at www.qualys.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the financial reporting process of Qualys, Inc. (the “Company”), the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Grant Thornton LLP (“Grant Thornton”) is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of Grant Thornton. These are the fundamental responsibilities of management and Grant Thornton. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and Grant Thornton;

•

discussed with Grant Thornton the matters required to be discussed by the statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the audit committee’s review and discussions with management and Grant Thornton, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Jeffrey P. Hank (Chair)

Sandra E. Bergeron

Todd P. Headley (1)

General Peter Pace

(1)	Mr. Headley joined the audit committee as of February, 2016.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 25, 2016. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Philippe F. Courtot	71	Chairman, President and Chief Executive Officer
Donald C. McCauley*	64	Former Chief Financial Officer
Amer S. Deeba	49	Vice President, Corporate Development and Strategic Alliances
Bruce K. Posey	64	Vice President, General Counsel and Corporate Secretary
Sumedh S. Thakar	40	Chief Product Officer

*	On January 21, 2016, Mr. McCauley submitted his resignation as Chief Financial Officer of Qualys, Inc., to be effective March 1, 2016.

Philippe F. Courtot is also a director of our Company, and his biography from Proposal No. 1, Election of Directors, is hereby incorporated into this section by reference.

Donald C. McCauley served as our Chief Financial Officer from February 2006 to March 1, 2016. From August 1999 to July 2005, Mr. McCauley served as Vice President and Chief Financial Officer of iPass, Inc. Mr. McCauley holds a Bachelor of Science degree from the University of Rhode Island.

Amer S. Deeba has served as our Vice President of Corporate Development and Strategic Alliances since August 2014, and served as our Chief Marketing Officer from January 2007 to August 2014. Mr. Deeba joined us in 2001 and has held various other positions with us since that time, including Vice President, Product Marketing and Vice President, Strategic Alliances. From April 1999 until February 2000, Mr. Deeba served as Director of Product Management at Signio until its acquisition by VeriSign, and from February 2000 until June 2001 he held various positions at VeriSign, including General Manager of the Payment Division. Mr. Deeba holds a Bachelor of Engineering degree from the American University of Beirut and a Master of Science degree from Santa Clara University.

Bruce K. Posey has served as our Vice President and General Counsel since May 2012, and has been our Corporate Secretary since June 2012. From December 2011 to May 2012, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary of IntelePeer, Inc. From January 2009 to December 2011, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at Openwave Systems, Inc. From July 2002 to January 2009, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at iPass. Mr. Posey holds a Bachelor of Science degree from the University of Oregon and a Juris Doctor degree from the University of Michigan Law School.

Sumedh S. Thakar has served as our Chief Product Officer since June 2014. Before that, beginning in December 2010, Mr. Thakar served as our Vice President, Engineering. Mr. Thakar joined us in February 2003 and has held various positions with us since that time, including Principal Engineer, Engineering Manager and Director of Engineering. Mr. Thakar holds a Bachelor of Science degree from the University of Pune, India.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for:

•	Philippe F. Courtot, our Chairman, President and Chief Executive Officer;

•	Donald C. McCauley, our former Chief Financial Officer;

•	Amer S. Deeba, our Vice President, Corporate Development and Strategic Alliances;

•	Bruce K. Posey, our Vice President, General Counsel and Corporate Secretary; and

•	Sumedh S. Thakar, our Chief Product Officer.

These executive officers are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers.”

Overview

Business Highlights

We are a pioneer and leading provider of cloud-based security and compliance solutions that enable organizations to identify security risks to their IT infrastructures, help protect their IT systems and applications from ever-evolving cyber-attacks and achieve compliance with internal policies and external regulations. Our cloud solutions address the growing security and compliance complexities and risks that are amplified by the dissolving boundaries between internal and external IT infrastructures and web environments, the rapid adoption of cloud computing and the proliferation of geographically dispersed IT assets.

IT infrastructures are more complex and globally-distributed today than ever before, as organizations of all sizes increasingly rely upon a myriad of interconnected information systems and related IT assets, such as servers, databases, web applications, routers, switches, desktops, laptops, other physical and virtual infrastructure, and numerous external networks and cloud services. The predominant approach to IT security has been to implement multiple disparate security products that can be costly and difficult to deploy, integrate and manage and may not adequately protect organizations. As a result, we believe there is a large and growing opportunity for comprehensive cloud-based security and compliance solutions.

We intend to leverage our innovation and extensive expertise to strengthen our leadership position as a trusted provider of cloud-based security and compliance solutions. In 2015, we continued our outstanding financial performance, including achieving the following significant financial results:

•	Revenue was $164.3 million, as compared to $133.6 million in 2014;

•	Net income was $15.9 million, as compared to $30.2 million in 2014 (which included a tax benefit of $23.7 million for recognition of our U.S. federal and certain state deferred tax assets);

•	Non-GAAP Adjusted EBITDA was $56.7 million, as compared to $31.7 million in 2014; and

•	Non-GAAP free cash flows were $45.8 million, as compared to $27.4 million in 2014.

Adjusted EBITDA and free cash flows are non-GAAP financial measures and the reconciliations of net income to Adjusted EBITDA and net cash provided by operating activities to free cash flow are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 26, 2016.

Good Governance Practices

We maintain good corporate governance standards in our executive compensation policies and practices. The following policies and practices were either adopted or in effect during our fiscal year ended December 31, 2015:

•	Our compensation committee is made up solely of independent directors and makes all executive compensation decisions.

•	Our potential change in control payments and benefits are reasonable in amount.

•	We do not offer golden parachute tax gross-ups to any of our named executive officers.

Philosophy and Objectives

Our compensation philosophy is to provide programs that attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and to promote the success of our business. The following table identifies the main elements of our executive compensation program and the reason we chose to provide each:

Element of Compensation	Basis for Providing Element
Base Salary	To provide compensation to our named executive officers for services based on their experience and past performance

Non-Equity Incentive Plan Compensation	To motivate and reward our named executive officers for focusing on individual and company objectives that drive increased stockholder value

Equity Compensation	To align our named executive officers’ interests with the long-term interests of our stockholders and to promote the retention of our named executive officers

Welfare and Other Employee Benefits	To provide for the safety and wellness of our named executive officers

Change in Control and Severance Benefits	To promote the retention of our named executive officers

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee operates under a written charter adopted by the compensation committee and approved by our board of directors. The charter is available on our website. Each member of the compensation committee qualifies as (i) an “independent director” under the NASDAQ Stock Market requirements, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act of 1934, as amended, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The compensation committee oversees our overall compensation philosophy, compensation plans, and benefits programs. The compensation committee is responsible for reviewing, approving, and administering our annual and long-term incentive compensation plans and our employee benefit plans and for administering our equity incentive plans.

To this end, the compensation committee establishes the performance objectives and certifies the performance achievement under our annual and long-term incentive compensation plans, and the compensation committee approves the grant of equity awards under our equity incentive plans. The compensation committee also reviews on a periodic basis the operations of our executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes, which includes annually reviewing and approving our named executive officers’ base salaries. If the compensation committee determines that any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance, the compensation committee may take steps to modify such program.

The compensation committee has the authority to engage independent outside consultants and obtain input from our management team, other employees, and external advisers. In 2015, the compensation committee engaged Compensia, Inc., or Compensia, a third party compensation consultant, to assist us with respect to the compensation of our executives, including our named executive officers.

Role of Compensation Consultant

The compensation committee asked Compensia to conduct a competitive market assessment of executive compensation at the compensation peer group companies. The compensation peer group is selected on the basis of relevant industry, size and complexity of the business. This data was considered by the compensation committee in setting executive compensation in 2015. This process involved Compensia analyzing, reviewing and making recommendations to the compensation committee regarding (i) the compensation peer group and (ii) various elements of our executive compensation program based on a comparison of the base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., total cash compensation plus equity incentives) we provide to our named executive officers against that provided by our compensation peer group to similarly situated executives. In 2015, Compensia did not provide any services to us or receive any payments from us, except in its capacity as a consultant to the compensation committee. Based on the consideration of the various factors as set forth in the rules of the SEC and the NASDAQ Stock Market, the compensation committee believes that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has not raised any conflict of interest.

Role of Management

During 2015, Mr. McCauley and Mr. Posey typically attended the compensation committee’s meetings, and the compensation committee may invite to its meetings any other person that it deems appropriate. No named executive officer attends an executive session at which his or her compensation is considered.

Peer Companies

With the assistance of Compensia, the compensation committee approved a list of public company peer companies for the compensation committee to use in conducting a competitive market analysis of executive officer compensation. Our compensation peer group consisted of publicly traded companies in the software & services, technology hardware & equipment, or health care technology industries that generally had revenues between $125 million and $350 million, experienced strong year-over-year growth in revenues, and had a market capitalization between $750 million and $3.6 billion. The following is a list of the public companies that we reviewed as our “compensation peer group”:

Compensation Peer Group
Barracuda Networks, Inc.	Gigamon Inc.	Nimble Storage, Inc.
Benefitfocus, Inc.	Imperva Inc.	Proofpoint, Inc.
Callidus Software Inc.	Infoblox Inc.	SPS Commerce, Inc.
Cvent, Inc.	LogMeIn, Inc.	VASCO Data Security International Inc.
Demandware, Inc.	Marketo, Inc.	Veeva Systems Inc.
Ellie Mae, Inc.

The compensation committee believed it was appropriate to include these companies in our compensation peer group because the companies were similar in size and operated within the same or similar industries as us. In determining our compensation peer group for 2015, we added Barracuda Networks, Inc., Callidus Software, Cvent, Demandware, Ellie Mae, Infoblox, SPS Commerce and Veeva Systems to our compensation peer group from 2014, and we removed Carbonite, Guidance Software, NetScout Systems and Vocus from our compensation peer group from 2014.

Use of Peer Data

We used the compensation peer compensation group data provided by Compensia to obtain a general understanding of compensation practices within our compensation peer group. Compensia provided data for executives holding positions comparable to the positions of our named executive officers from the companies in our compensation peer group at the 25th, 50th and 75th percentiles, but the compensation committee did not benchmark any element of compensation to a specific percentile. Instead, the compensation committee exercised its discretion to set compensation at levels for each of our named executive officers at levels it considered appropriate after taking into account various factors, including the compensation paid to similarly situated executives at the 25th, 50th, and 75th percentiles of our compensation peer group, survey data, specifically the “Radford 2015 Custom Compensation Survey,” which provides additional compensation data for the peer companies beyond what is publicly disclosed, and the “2015 Radford Technology Survey” of companies with annual revenue between $50M—$200M, each named executive officer’s contributions to us, and our short-term and long-term objectives. In setting the various elements of compensation for the named executive officers, the compensation committee reviewed base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., total cash compensation plus equity incentives). We believe that considering these measures was important because it allows us to provide compensation that, as a complete package, is appropriate for each named executive officer.

Executive Compensation Program Components

The following sections describe each component of our executive compensation program, provide the rationale for each component, and explain how the compensation amounts and awards were determined for 2015.

Base Salary

Base salary is the primary fixed component of our named executive officers’ compensation. We use base salary to compensate our named executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. A named executive officer’s base salary at hire is determined through arm’s length negotiation. We typically review and consider adjustments to our named executive officers’ base salaries on an annual basis.

When doing so, the compensation committee takes into account factors such as the named executive officer’s experience, skills, knowledge, responsibilities, and performance and the prevailing market conditions.

In July 2015, the compensation committee reviewed our executive compensation program, including base salary for our named executive officers. Based on its review of the compensation peer compensation group data provided by Compensia and other relevant factors, the compensation committee recommended increasing Mr. McCauley’s base salary from $300,000 to $350,000, and Mr. Thakar’s base salary from $250,000 to $275,000. The board approved these base salary increases on August 1, 2015. The base salary for each of our other named executive officers remained unchanged from 2014. Each named executive officer’s base salary is listed in the table below.

Named Executive Officer	Base Salary at Start of Fiscal 2015	Base Salary Effective August 1, 2015	Percentage Increase
Philippe F. Courtot	$350,000	$350,000	0.0%
Donald C. McCauley	$300,000	$350,000	16.7%
Amer S. Deeba	$250,000	$250,000	0.0%
Bruce K. Posey	$250,000	$250,000	0.0%
Sumedh S. Thakar	$250,000	$275,000	10.0%

The total base salaries paid to our named executive officers during fiscal year 2015 are set forth in the section entitled “Summary Compensation Table” below.

Non-Equity Incentive Plan Compensation

To motivate and reward our named executive officers for our achievement of our annual financial and operational objectives and our long-term strategic and growth goals, we provide cash incentive compensation to our named executive officers based on the achievement of corporate performance objectives, as determined by the compensation committee. The objectives may change from year to year as our company grows and market conditions evolve and different priorities are established, but we select challenging goals that are achievable only by strong performance.

Our named executive officers were participants in our 2015 Corporate Bonus Plan, pursuant to which we provide our named executive officers with an opportunity to receive quarterly formula-based incentive amounts. Our named executive officers’ target bonus opportunities under the 2015 Corporate Bonus Plan are determined as percentages of their base salaries. For 2015, these percentages remained unchanged from 2014. However, the increases in Mr. McCauley’s and Mr. Thakar’s base salaries described above resulted in corresponding increases in their target bonus opportunities under the 2015 Corporate Bonus Plan for the third and fourth quarters of 2015. Accordingly, the target incentive amounts for our eligible named executive officers in each quarter of 2015 were as follows:

2015 Corporate Bonus Plan Target Awards

Named Executive Officer	Q1	Q2	Q3	Q4	TOTAL
Philippe F. Courtot	$43,750	$43,750	$43,750	$43,750	$175,000
Donald C. McCauley	$30,000	$30,000	$35,000	$35,000	$130,000
Amer Deeba	$25,000	$25,000	$25,000	$25,000	$100,000
Bruce K. Posey	$25,000	$25,000	$25,000	$25,000	$100,000
Sumedh S. Thakar	$25,000	$25,000	$27,500	$27,500	$105,000

The amount of the incentive payment was determined based on the growth in our bookings for the applicable quarter over the same quarter of the prior year. The compensation committee selected this metric as the corporate performance measure that best supported our annual operating plan and enhanced long-term value creation and decided that a quarterly performance period was the most appropriate measure of time to determine achievement of short-term goals.

Our bookings metric is calculated as the sum of subscribed revenues for all new, renewal and upsell subscriptions contracted by customers and channel partners in each quarter. The subscribed revenues are based on the amount of subscription contracted if the term is one year or less, and are capped at one year’s worth of subscribed revenues if the subscription term exceeds one year. The bookings metric is an internal metric and is a non-GAAP financial measure.

A named executive officer’s incentive payment is paid at 100% of target if the bookings metric for the applicable quarter equals or exceeds a target threshold of 25% bookings growth as compared to the same quarter in the prior year and scales down to 25% of target if the bookings metric meets the minimum threshold of 15% growth. If the minimum target threshold is not met, the payout is zero. The compensation committee established a target of 25% growth because it believed attaining that goal would be challenging, but attainable, through the successful execution of our annual operating plan. To be eligible for a quarterly incentive payment under our 2015 Corporate Bonus Plan, an individual must be employed as of the last day of the quarter.

During 2015, we achieved bookings growth rates ranging from 19% to 23% on an individual quarterly basis. The actual earned incentives for 2015 to our named executive officers were as follows, based on the achievement against the bookings metric discussed above:

2015 Corporate Bonus Plan—Actual Award Amount

Named Executive Officer	Actual Award Amount
Philippe F. Courtot	$111,563
Donald C. McCauley	$82,750
Amer Deeba	$63,750
Bruce K. Posey	$63,750
Sumedh S. Thakar	$66,875

Equity Compensation

We use equity awards to incentivize and reward strong long-term corporate performance and align the interests of our named executive officers with those of our stockholders.

The size of equity awards granted to our named executive officers in connection with their hire is determined through arm’s-length negotiation. We consider factors such as the named executive officer’s prospective role and responsibilities, the cash compensation the named executive officer is expected to receive, the potential incentive and retention value of the award, and the prevailing market conditions.

We also will periodically grant equity awards to our named executive officers to recognize corporate and individual performance, in connection with a promotion, or to provide additional incentive to continue providing services to us. When determining the size of these equity awards, we generally do not apply a fixed formula. Instead, we aim to maximize long-term stockholder value by granting an amount of equity that properly rewards the named executive officer for his or her contribution to the growth in such value, and we therefore take into consideration factors such as the named executive officer’s performance, contributions, responsibilities, and experience; the equity held by the named executive officer (including the economic value of his or her unvested equity awards and the ability of this equity to satisfy our retention objectives); a compensation analysis performed by our human resources department and/or Compensia; market data compiled from our compensation peer group; the equity award recommendations of our Chief Executive Officer; and internal equity considerations.

In July 2015, the compensation committee reviewed a report prepared by Compensia on our executive compensation program, which included an analysis of the unvested equity awards held by our named executive officers. The report compared the value of such equity awards to the value of annual equity awards grants made by our compensation peer group to similarly situated executives. In light of the fact that Mr. McCauley did not receive any equity award grants in 2014 and that Mr. Posey had not received any equity award grants since the initial public offering of our common stock in September 2012, the compensation committee deemed it advisable to grant these named executive officers equity awards to provide them with additional retention incentives and to further align their interests with those of our stockholders. The compensation committee accordingly recommended that our board of directors grant (i) 60,000 restricted stock units to Mr. McCauley and (ii) a stock option to Mr. Posey covering 50,000 shares. In addition, to recognize Mr. Thakar’s high performance, the compensation committee also recommended that Mr. Thakar be granted a stock option covering 50,000 shares. Each of these equity awards would be scheduled to vest as to 1/24th of the equity award on each monthly anniversary of the equity award’s vesting commencement date subject to the applicable named executive officer’s continued service with us, and the vesting of these equity awards would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments upon Termination or Change in Control” contained in this proxy statement. In July 2015, our board of directors approved these equity award grants.

Welfare and Other Employee Benefits

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. In 2015, we did not match any contributions made to the 401(k) plan by our employees, including our named executive officers. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

In addition, our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; life insurance; and accidental death and dismemberment insurance. We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Perquisites and Other Personal Benefits

Currently, we generally do not provide perquisites or other personal benefits to our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make our named executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Change in Control and Severance Benefits

Mr. McCauley’s offer letter agreement provides for certain protections in the event of termination of his employment under specified circumstances. In addition, certain equity awards granted to our named executive officers provide for acceleration of vesting upon termination of their employment under specified circumstances or upon certain transactions that involve a change in control. We believe that these agreements maximize stockholder value by minimizing any potential distractions caused by the possibility of an involuntary termination or a potential change in control, which allows our named executive officers to maintain their focus and dedication to their responsibilities. We believe that these arrangements also provide further retention value by encouraging our named executive officers to continue providing services to us.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the section entitled “Potential Payments upon Termination or Change in Control” contained in this proxy statement.

Other Compensation Policies

We have implemented an insider trading policy that prohibits our named executive officers from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account. We have not implemented policies that set minimum stock ownership requirements for our named executive officers or allow us to recover from them any cash or equity-based incentive compensation where the payment of such compensation was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct for federal income tax purposes for compensation paid to our Chief Executive Officer and certain of our most highly-compensated executive officers in any taxable year to $1 million per person. Generally, we may deduct compensation paid in excess of this limit only if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan is generally deductible if the options are granted by a committee consisting of non-employee directors and certain other conditions are satisfied.

While our compensation committee is mindful of the benefit of being able to fully deduct the compensation paid to our executives, our compensation committee believes that we should retain the flexibility to compensate our executive officers in a manner that can best promote our business objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible, and our compensation committee intends to continue to compensate our executives in a manner consistent with the best interests of our company and our stockholders, even if such compensation is not fully deductible.

“Parachute Payments” and Deferred Compensation

Under Sections 280G and 4999 of the Code, certain service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and we, or a successor, may forfeit a deduction on the amounts subject to this excise tax. Section 409A of the Code imposes significant additional taxes on a service provider in the event the service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

In 2015, we did not provide any of our named executive officers with a “gross-up” or other reimbursement payment for any excise tax liability that he or she might owe as a result of the application of Sections 280G or for any additional tax that he or she might owe as a result of the application of Sections 409A. We have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting Considerations

Authoritative accounting guidance on stock compensation requires us to measure the compensation expense for all share-based payment awards made to employees (including our named executive officers) and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the tables below, even though our named executive officers and directors may never realize any value from their equity awards. This authoritative accounting guidance also requires us to recognize the compensation cost of share-based payment awards in our income statements over the period that the named executive officer or director is required to provide services to us in exchange for the vesting of the equity award.

Risk Considerations

The compensation committee assesses risks created by the incentives inherent in our compensation policies. We have designed our executive compensation program so that our named executive officers focus on both short-term and long-term financial and operational performance. In addition, the compensation committee has engaged Compensia to independently review our executive compensation program, and the compensation committee conducts an annual review of our executive compensation program to ensure that it continues to reward our named executive officers for creating short-term and long-term stockholder value without encouraging our named executive officers to take excessive risks. For example, payments under our 2015 Corporate Bonus Plan were capped at 100% of our named executive officers’ target incentive amounts so that our named executive officers had no incentive to maximize bookings at the expense of long-term goals and objectives. Based on the results of these reviews, we do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016.

Respectfully submitted by the members of the compensation committee of the board of directors:

Donald R. Dixon (Chair)

Sandra E. Bergeron

Compensation Committee Interlocks and Insider Participation

Neither Donald R. Dixon nor Sandra E. Bergeron, who are the members of our compensation committee, is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for 2015.

Name and Principal Position	Year	Salary	Option Awards (1)	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation ($)	Total
Philippe F. Courtot	2015	$350,000	$—	$—	$111,563	—	$461,563
Chairman, President	2014	350,000	5,299,887	—	166,250	—	5,816,137
and Chief Executive Officer	2013	350,000	—	—	94,063	—	444,063
Donald C. McCauley (3)	2015	320,833	—	2,236,800	82,750	—	2,640,383
Former Chief Financial Officer	2014	300,000	2,173,095	—	114,000	—	2,587,095
	2013	300,000	936,450	—	64,500	—	1,300,950
Sumedh S. Thakar	2015	260,417	825,925	—	66,875	—	1,153,217
Chief Product Officer	2014	250,000	1,976,110	—	95,000	—	2,321,110
	2013	250,000	1,189,365	—	53,750	—	1,493,115
Amer S. Deeba	2015	250,000	—	—	63,750	—	313,750
Vice President, Corporate Development and Strategic Alliances
Bruce K. Posey	2015	250,000	825,925	—	63,750	—	1,139,675
Vice President, General Counsel and Corporate Secretary

(1)	Restricted stock unit awards and option awards are shown at their aggregate grant date fair value in accordance with FASB, ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. The fair value of each restricted stock unit award is measured based on the closing price of our Common Stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016.
(2)	Non-equity incentive plan payments for 2015 were paid under our 2015 Corporate Bonus Plan as described in the narrative above.
(3)	On January 21, 2016, Mr. McCauley, informed our board of directors of his intent to resign effective as of March 1, 2016.

2015 Fiscal Year Grants of Plan-Based Awards

The following table shows information regarding cash incentive and equity awards granted to our named executive officers during 2015.

Name	Grant Date	Plan Name (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Equity Grants
			Threshold ($)	Target ($)	All Other Stock Awards: Number of Shares of Stock or Units	All other option awards: Number of securities underlying options	Exercise or base price of option awards ($/Share)	Grant date fair value of stock and option awards (2)
Philippe F. Courtot	1/1/2015	Bonus Plan	$43,750	$175,000	—	—	—	—
Donald C. McCauley	1/1/2015	Bonus Plan	$32,500	$130,000	—	—	—	—
Donald C. McCauley	7/30/2015	2012 Plan	—	—	60,000	—	—	$2,236,800
Sumedh S. Thakar	1/1/2015	Bonus Plan	$26,250	$105,000	—	—	—	—
Sumedh S. Thakar	7/30/2015	2012 Plan	—	—	—	50,000	$37.28	$825,925
Amer S. Deeba	1/1/2015	Bonus Plan	$25,000	$100,000	—	—	—	—
Bruce K. Posey	1/1/2015	Bonus Plan	$25,000	$100,000	—	—	—	—
Bruce K. Posey	7/30/2015	2012 Plan	—	—	—	50,000	$37.28	$825,925

(1)	Awards granted under the “Bonus Plan” represent awards granted under our 2015 Corporate Bonus Plan. Awards granted under the “2012 Plan” represent awards granted under our 2015 Equity Incentive Plan.
(2)	Amounts in this column represent the grant date fair value of stock options and RSU awards, calculated in accordance with FASB ASC Topic 718. For option awards, that number is calculated by multiplying the Black-Scholes fair value by the number of options granted.

Outstanding Equity Awards at Year-End

The following tables present, for each of our named executive officers, information regarding outstanding stock options and other equity awards held as of December 31, 2015.

	Option Awards(1)
Named Executive Officer	Vesting Commencement Date	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(2)		Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Awards— Option Exercise Price	Option Awards— Option Expiration Date
Philippe F. Courtot	1/25/2015 1/25/2011 1/25/2007	182,416 1,053,235 935,782	(7) (4) (4)	215,584 — —	(7)	$26.86 3.80 1.90	2/5/2024 12/2/2019 1/24/2017
Donald C. McCauley	10/30/2014 3/1/2014 2/28/2012 2/28/2010 2/28/2006	87,500 131,250 150,000 150,000 66,838	(7) (7) (4) (4) (4)	62,500 18,750 — — —		30.58 12.68 4.40 2.80 1.40	10/29/2024 2/6/2023 2/2/2021 5/7/2019 6/29/2016
Sumedh S. Thakar	7/30/15 10/30/2014 6/1/2014 5/2/2014 10/31/2013 2/7/2013 4/30/2012 11/4/2011 12/1/2010	10,416 43,750 25,000 39,583 54,166 70,833 44,333 9,889 1,500	(7) (7) (6) (7) (6) (6) (5) (4) (4)	39,584 31,250 25,000 10,417 20,834 4,167 4,167 — —	(3)	37.28 30.58 23.51 19.26 20.80 12.68 8.40 5.90 4.40	7/29/2025 10/29/2024 7/31/2024 5/1/2024 10/30/2023 2/6/2023 4/29/2022 11/3/2021 2/2/2021
Amer S. Deeba	10/30/2014 11/6/2014 11/5/2012 11/5/2010 6/30/2010 6/30/2006	29,166 21,666 40,000 50,000 65,000 5,542	(7) (7) (7) (4) (4) (4)	20,834 18,334 — — — —		30.58 26.86 8.40 4.10 2.80 1.40	10/29/2024 2/5/2024 11/5/2022 11/4/2020 7/29/2019 6/29/2016
Bruce K. Posey	5/21/2016 5/21/2013	— 92,666	(8)	50,000 15,427	(3)	37.28 8.90	7/29/2025 6/5/2022

(1)	Unless otherwise noted in these footnotes, all stock options referenced in this table were granted under the 2012 Plan.
(2)	Because all options granted under our 2000 Plan are exercisable immediately subject to a repurchase right in favor of the Company which lapses as the option vests, this column only reflects the number of options held by our named executive officers that were both exercisable and vested as of December 31, 2015.
(3)	Each of these options was awarded under the 2000 Plan. Because all options granted under our 2000 Plan are exercisable immediately subject to a repurchase right in favor of the Company which lapses as the option vests, this column reflects the number of options held by our named executive officers that were exercisable but unvested as of December 31, 2015.
(4)	Each of these options was awarded under the 2000 Plan and was fully vested as of December 31, 2015.
(5)	1/48th of the total number of shares subject to this stock option are scheduled to vest monthly starting on the one month anniversary of the vesting commencement date.

(6)	1/36th of the total number of shares subject to this stock option are scheduled to vest monthly starting on the one month anniversary of the vesting commencement date.
(7)	1/24th of the total number of shares subject to this stock option are scheduled to vest monthly starting on the one month anniversary of the vesting commencement date.
(8)

1/4th of the total number of shares subject to this stock option vested on May 21, 2013, and the 1/48th of the total number of shares subject to this stock option are scheduled to vest monthly thereafter.

	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Donald C. McCauley	47,500	(1)	$1,770,800

(1)

60,000 restricted stock units were awarded under the 2012 Plan. 1/24th of the total number of restricted stock units are scheduled to vest monthly starting on the one month anniversary of the vesting commencement date of July 30, 2015.

Option Exercises and Stock Vested in 2015

The following table sets forth the number of shares of common stock acquired during 2015 by our named executive officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philippe F. Courtot	—	—	—	—
Donald C. McCauley	25,000	$843,500.00	12,500	$414,875.00
Sumedh S. Thakar	1,500	$51,420.00	—	—
Sumedh S. Thakar	1,500	$66,075.00	—	—
Sumedh S. Thakar	348	$13,930.44	—	—
Sumedh S. Thakar	1,152	$46,114.56	—	—
Sumedh S. Thakar	1,500	$66,975.00	—	—
Sumedh S. Thakar	389	$13,751.15	—	—
Sumedh S. Thakar	1,111	$37,607.35	—	—
Sumedh S. Thakar	1,500	$55,605.00	—	—
Sumedh S. Thakar	1,500	$51,090.00	—	—
Sumedh S. Thakar	4,049	$129,689.47	—	—
Sumedh S. Thakar	451	$14,910.06	—	—
Sumedh S. Thakar	1,500	$49,455.00	—	—
Amer S. Deeba	2,000	$71,100.00	—	—
Amer S. Deeba	2,000	$78,900.00	—	—
Amer S. Deeba	2,000	$88,000.00	—	—
Amer S. Deeba	2,000	$95,360.00	—	—
Amer S. Deeba	2,000	$71,340.00	—	—
Amer S. Deeba	2,000	$80,080.00	—	—
Amer S. Deeba	2,000	$72,160.00	—	—
Bruce K. Posey	—	—	—	—

(1)	The value realized upon exercise is the difference between the fair value of our common stock at the time of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and no named executive officers participated in a nonqualified deferred compensation plan during fiscal 2015.

Potential Payments upon Termination or Change in Control

Philippe F. Courtot

On February 6, 2014, Mr. Courtot was granted a stock option covering 398,000 shares with a vesting commencement date of January 25, 2015 and an exercise price per share of $26.86. The option was granted pursuant to our 2012 Equity Incentive Plan (the “2012 Plan”) and an individual stock option agreement thereunder. The option is scheduled to vest, subject to Mr. Courtot’s continued employment, as to 1/24th of the total shares on each monthly anniversary of the vesting commencement date. The option provides that following a “change of control” (as defined in his stock option grant notice), Mr. Courtot receives 100% vesting acceleration of the option.

Donald C. McCauley

We entered into an offer letter agreement on February 7, 2006, which we amended September 7, 2012, with Donald C. McCauley, our former Chief Financial Officer. Mr. McCauley’s offer letter provided that if his employment is terminated without cause, then, subject to execution of a release of claims, Mr. McCauley would receive a lump sum severance payment equal to six months of his then-current base salary and six months of company paid COBRA coverage.

Mr. McCauley was granted (i) a stock option on February 7, 2013 covering 150,000 shares, with a vesting commencement date of March 1, 2014 and an exercise price per share of $12.68, (ii) a stock option on October 30, 2014 covering 150,000 shares, with a vesting commencement date of October 30, 2014 and an exercise price per share of $30.58, and (iii) 60,000 restricted stock units on July 30, 2015, with a vesting commencement date of July 30, 2015. These equity awards were each granted pursuant to our 2012 Plan and an individual equity award agreement thereunder. These equity awards are scheduled to vest, subject to Mr. McCauley’s continued employment, as to 1/24th of the total shares on the monthly anniversary of their respective vesting commencement dates. These equity awards provide that upon a “change in control” (as defined in the 2012 Plan), Mr. McCauley receives 100% vesting acceleration of such equity awards, subject to Mr. McCauley’s continued service through such transaction.

Amer S. Deeba

Mr. Deeba was granted stock options on (i) February 6, 2014 covering 40,000 shares, with a vesting commencement date of November 6, 2014 and an exercise price per share of $26.86, and (ii) October 30, 2014 covering 50,000 shares, with a vesting commencement date of October 30, 2014 and an exercise price per share of $30.58. These options were each granted pursuant to our 2012 Plan and an individual stock option agreement thereunder. These options are scheduled to vest, subject to Mr. Deeba’s continued employment, as to 1/24th of the total shares on the monthly anniversary of their respective vesting commencement dates. These options provide that upon a termination after a “change in control” (as defined in the 2012 Plan), Mr. Deeba receives 50% vesting acceleration of such options, subject to Mr. Deeba’s continued service through such transaction.

Bruce K. Posey

Mr. Posey was granted a stock option on June 6, 2012 covering 148,093 shares, with a vesting commencement date of May 21, 2012 and an exercise price per share of $8.90. This option was granted pursuant to our 2000 Plan and an individual stock option agreement thereunder. The option is scheduled to vest, subject to Mr. Posey’s continued employment, as to 1/4th of the total shares on the one-year anniversary of the vesting commencement date and as to 1/48th of the total shares monthly thereafter. If Mr. Posey is our employee, or an employee of a parent or subsidiary of ours, on the date of the consummation of an “acquisition” (as defined in his stock option grant notice), then he receives 75% vesting acceleration of the then-unvested shares subject to the option.

Mr. Posey was granted a stock option on July 30, 2015 covering 50,000 shares, with a vesting commencement date of May 21, 2016 and an exercise price per share of $37.28. This option was granted pursuant to our 2012 Plan and an individual stock option agreement thereunder. The option vested is scheduled to vest, subject to Mr. Posey’s continued employment, as to 1/24th of the total shares on each monthly anniversary of the option’s vesting commencement date. Upon a “change in control” (as defined in the 2012 Plan), Mr. Posey will receive 75% vesting acceleration of the option, subject to his continued service through such transaction.

Sumedh S. Thakar

Mr. Thakar was granted a stock option on April 30, 2012 covering 50,000 shares, with a vesting commencement date of April 30, 2012 and an exercise price per share of $8.40. This option was granted pursuant to our 2000 Plan and an individual stock option agreement thereunder. The option is scheduled to vest, subject to Mr. Thakar’s continued employment, as to 1/48th of the total shares on each monthly anniversary of the option’s vesting commencement date. This option grant provides that if, within 12 months following an “acquisition” (as defined in his stock option grant notice), his employment is terminated without “cause” (as defined in his stock option grant notice) or he resigns for “good reason” (as defined in his stock option grant notice), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of then-unvested shares subject to the option. In addition, by the terms of our 2000 Plan, (i) upon a change in control transaction where the acquiring entity does not assume or substitute for our outstanding stock options, and/or (ii) upon an acquisition by any person of securities representing at least 50% of the combined voting power entitled to vote for directors, the option will fully accelerate, subject to Mr. Thakar’s continuous employment through the applicable transaction.

Mr. Thakar was granted stock options on (i) February 7, 2013 covering 75,000 shares with a vesting commencement date of February 7, 2013 and an exercise price per share of $12.68, (ii) October 31, 2013 covering 75,000 shares with a vesting commencement date of October 31, 2013 and an exercise price per share of $20.80, (iii) May 2, 2014 covering 50,000 shares with a vesting commencement date of May 2, 2014 and an exercise price per share of $19.26, (iv) August 1, 2014 covering 50,000 shares with a vesting commencement date of June 1, 2014 and an exercise price per share of $23.51, (v) October 30, 2014 covering 75,000 shares with a vesting commencement date of October 30, 2014 and an exercise price per share of $30.58, and (vi) July 30, 2015 covering 50,000 shares with a vesting commencement date of July 30, 2015 and an exercise price per share of $37.28. These options were each granted pursuant to our 2012 Plan and an individual stock option agreement thereunder. These options are scheduled to vest, subject to Mr. Thakar’s continued employment, as to 1/36th of the total shares on each monthly anniversary of the respective vesting commencement date for grants (i), (ii), and (iv), and as to 1/24th of the total shares on each monthly anniversary of the respective vesting commencement date for grants (iii), (v), and (vi). These options provide that if, within 12 months following a “change in control” (as defined in the 2012 Plan), Mr. Thakar’s employment is terminated without “cause” (as defined in his stock option grant notice) or Mr. Thakar resigns for “good reason” (as defined in his stock option grant notice), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of then-unvested shares subject to the applicable option.

Estimated Payments upon Termination or Change in Control

The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the named executive officers, assuming the triggering event took place on December 31, 2015 and based on the $33.09 closing price per share of our common stock on the NASDAQ Stock Market on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 31, 2015, the price per share of our common stock on the date of the triggering event may be higher or lower than $33.09, or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below. Mr. McCauley is not included in the following table because he resigned from the Company effective March 1, 2016 and did not receive any severance payments or other benefits in connection with the termination of his employment.

			Upon a Qualifying Termination of Employment
Named Executive Officer	Type of Benefit	Upon Change of Control ($)(1)	Not in Connection With a Change of Control ($)	In Connection With a Change of Control ($)(2)
Philippe F. Courtot	Vesting Acceleration	$1,343,088	—	—
	Total Termination Benefits:	1,343,088	—	—
Amer S. Deeba	Vesting Acceleration	—	—	83,257
	Total Termination Benefits:	—	—	83,257
Bruce K. Posey	Vesting Acceleration	279,884	—	—
	Total Termination Benefits:	279,884	—	—
Sumedh S. Thakar	Vesting Acceleration	—	—	452,993
	Total Termination Benefits:	—	—	452,993

(1)	The amounts listed represent the vesting acceleration benefits described above in the section entitled “Potential Payments upon Termination or Change in Control” as of December 31, 2015. For restricted stock units, the value of such vesting acceleration is computed by multiplying (i) the number of restricted stock units that are being accelerated by (ii) the closing sales price of our common stock on December 31, 2015 ($33.09). For options, the value of such vesting acceleration is computed by multiplying (i) the number of shares subject to the option that are being accelerated by (ii) the difference between the closing sales price of our common stock on December 31, 2015 ($33.09) and the option’s exercise price per share.
(2)	For Mr. Deeba and Mr. Thakar, the amounts listed represent the vesting acceleration benefits described above in the section entitled “Potential Payments upon Termination or Change in Control” as of December 31, 2015. The value of such vesting acceleration is computed by multiplying (i) the number of shares subject to the option that are being accelerated by (ii) the difference between the closing sales price of our common stock on December 31, 2015 ($33.09) and the option’s exercise price per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 8, 2016 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 34,888,468 shares of common stock outstanding at April 8, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 8, 2016. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualys, Inc., 1600 Bridge Parkway, Redwood City, California 94065.

Name of Beneficial Owner	Number of Shares†	Percent of Shares Outstanding
Executive Officers and Directors:
Philippe F. Courtot (1)	7,840,286	21.11%
Donald C. McCauley (2)	609,338	1.73%
Sandra E. Bergeron (3)	198,500	*
Amer S. Deeba (4)	265,180	*
Donald R. Dixon (5)	1,876,128	5.37%
Jeffrey P. Hank (6)	81,000	*
Todd P. Headley	0	*
Gen. Peter Pace (7)	94,500	*
Bruce K. Posey (8)	108,093	*
Kristi M. Rogers (9)	43,833	*
Howard A. Schmidt (10)	138,688	*
Sumedh S. Thakar (11)	363,013	1.03%
All executive officers and directors as a group (12 persons) (12)	11,618,559	30.20%
5% Stockholders:
Champlain Investment Partners (13)	2,488,919	7.13%
Eagle Asset Management, Inc. (14)	2,058,397	5.90%

†	Certain options to purchase shares of our capital stock included in this table are early exercisable and, to the extent such share are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.
*	Represents beneficial ownership of less than 1%.

(1)	Consists of 5,485,936 shares of common stock and 2,254,350 shares of common stock subject to options exercisable within 60 days of April 8, 2016. Also includes 100,000 shares of common stock held by Freya Anne Eduarte as custodian under the Uniform Gifts to Minors Act for Mr. Courtot’s minor child.
(2)	Consists of 317,500 shares of common stock and 291,838 shares of common stock subject to options exercisable within 60 days of April 8, 2016.
(3)	Consists of 162,500 shares of common stock and 36,000 shares of common stock subject to options exercisable within 60 days of April 8, 2016. Includes 140,000 shares of common stock held in the Bergeron Family Trust DTD 11/15/2004, for which Ms. Bergeron is a trustee.
(4)	Consists of 33,389 shares of common stock and 231,791 shares of common stock subject to options exercisable within 60 days of April 8, 2016.
(5)	Consists of 1,409,826 shares of common stock held of record by Trident Capital Fund-V, L.P., a Delaware limited partnership; 107,106 shares of common stock held of record by Trident Capital Parallel Fund-V, C.V., a partnership organized under the laws of the Netherlands; 39,214 shares of common stock held of record by Trident Capital Fund-V Principals Fund, L.P., a Delaware limited partnership; 8,191 shares of common stock held of record by Trident Capital Fund-V Affiliates Fund, L.P., a Delaware limited partnership; and 7,818 shares of common stock held of record by Trident Capital Fund-V Affiliates Fund (Q), L.P., a Delaware limited partnership. Mr. Dixon, one of our directors, shares voting and investment power with respect to the shares held by Trident Capital and its associated entities. Also includes 144,178 shares of common stock; 122,832 shares of common stock held by Donald & Elizabeth Dixon Family Limited Partnership, a California Limited Partnership; 963 shares of common stock held by Dixon Family Trust U/A Dated 6/18/88, for which Mr. Dixon is a trustee; and 36,000 shares of common stock subject to options exercisable within 60 days of April 8, 2016.
(6)	Consists of 81,000 shares of common stock subject to options exercisable within 60 days of April 8, 2016.
(7)	Consists of 36,000 shares of common stock and 58,500 shares of common stock subject to options exercisable within 60 days of April 8, 2016.
(8)	Consists of 108,093 shares of common stock subject to an option exercisable within 60 days of April 8, 2016.
(9)	Consists of 43,833 shares of common stock subject to options exercisable within 60 days of April 8, 2016.
(10)	Consists of 57,688 shares of common stock held by Howard A. Schmidt and Raemarie J. Schmidt Revocable Trust, dated August 5, 2015, for which Mr. Schmidt is a trustee, and 81,000 shares of common stock subject to options exercisable within 60 days of April 8, 2016.
(11)	Consists of 363,013 shares of common stock subject to options exercisable within 60 days of April 8, 2016.
(12)	Includes 3,585,418 shares subject to options exercisable within 60 days of April 8, 2016.
(13)	According to a Schedule 13G filed on February 11, 2016, Champlain Investment Partners, LLC owns 2,488,919 shares of our common stock. The principal address of Champlain Investment Partners, LLC is 180 Battery Street, Burlington, Vermont 05401.
(14)	According to a Schedule 13G filed on January 26, 2016, Eagle Asset Management, Inc. owns 2,058,397 shares of our common stock. The principal address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of last year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Employment Arrangements and Indemnification Agreements

In addition to the offer letter agreements discussed in the section titled “Executive Compensation—Executive Employment Arrangements,” we have entered into offer letter agreements with the following individuals.

Certain Family Relationships

Frederic Courtot and Nicolas Courtot were employed by us during fiscal 2015 and are the sons of Philippe F. Courtot, our Chairman, President and Chief Executive Officer. Frederic Courtot was employed by us as a Director, Strategic Alliances through April 1, 2015. While employed by us during fiscal 2015, Frederic Courtot earned a total of $60,264, consisting of base salary, bonus compensation and equity awards. Nicolas Courtot is employed by us as a Creative Director. During fiscal 2015, Nicolas Courtot earned total compensation of $190,575, consisting of base salary and bonus compensation. In addition, each of Frederic Courtot and Nicolas Courtot participated in our employee benefit plans and arrangements which are generally made available to other employees at their level, including employee stock options, health, vacation, Section 401(k) retirement savings plans and insurance plans. The compensation of each of Frederic Courtot and Nicolas Courtot was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. In addition, a member of Philippe F. Courtot’s household is employed by us as a New Media Designer and, in 2015, such member of Mr. Courtot’s household received less than $120,000 in total compensation.

The agreements and transactions described under this section were reviewed and approved or ratified by the audit committee of our board of directors in accordance with our related party transaction policy described below.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, are/is not permitted to enter into a related party transaction with us without the consent of our audit committee. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2015, all Section 16(a) filing requirements were satisfied on a timely basis.

2015 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2015 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.qualys.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Qualys, Inc., 1600 Bridge Parkway, Redwood City, California 94065.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Redwood City, California

April 25, 2016

APPENDIX A

Executive Performance Bonus Plan

QUALYS, INC.

EXECUTIVE PERFORMANCE BONUS PLAN

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Qualys, Inc. hereby establishes the Qualys, Inc. Executive Performance Bonus Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating eligible executives to achieve the Company’s financial, strategic and operating objectives. The Plan provides executives with the ability to earn incentive awards for the achievement of goals relating to the performance of the Company and its business units. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Code Section 162(m).

1.2 Effective Date. The Plan is effective as of adoption by the Compensation Committee on April 20, 2016 (the “Effective Date”), subject to the approval of a majority of the shares of the Company’s common stock who are present in person or by proxy and entitled to vote at the 2016 Annual Meeting of Stockholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is explicitly assigned to them for a particular section or the Plan:

2.1 “Actual Award” means as to any Performance Period, the actual amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, 100% of the Participant’s annual salary rate on the last day of the Performance Period. Base Salary shall be determined without regard to deductions for taxes or other items and before any deferrals of compensation under any Company or Affiliate sponsored plan.

2.4 “Board” means the Company’s Board of Directors.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. As of the Effective Date and until otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee.

2.7 “Company” means Qualys, Inc., a Delaware corporation.

2.8 “Determination Date” means the latest possible date that is intended to not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.9 “Disability” means a permanent and total disability determined in accordance with standards adopted by the Committee from time to time.

2.10 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.11 “Fiscal Year” means the fiscal year of the Company.

2.12 “Maximum Award” means as to any Participant for all Performance Periods ending during a Fiscal Year, $1,500,000. The Maximum Award is the maximum amount which may be earned by a Participant for all Performance Periods ending during that Fiscal Year.

2.13 “Participant” means as to any Performance Period, an executive of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.

2.14 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards, if any, to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.15 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. As determined by the Committee (in its discretion), the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more business criteria within the meaning of Code Section 162(m), including stock price, revenue, profit, bookings, cash flow, customer retention, customer satisfaction, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; individual objectives; and total stockholder return. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against other objective metrics, and/or against another company, companies or an index or indices), (4) with respect to equity, assets or human resources of the Company, (including, for example, on a per-share or per-capita basis), (5) against the performance of the Company as a whole or a specific business unit(s) (including acquired business units), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. For example, but not by way of limitation, the Committee could determine that bonuses will be earned for a Performance Period for the achievement of goals for earnings calculated before interest, taxes, depreciation and amortization (in other words, EBITDA). As another example, the Committee could determine that bonuses will be earned for a Performance Period for the achievement of goals for earnings divided by the number of shares of Company common stock that are outstanding (in other words, earnings per share or EPS). Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers, acquisitions and/or dispositions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.16 “Performance Period” means any period of not shorter than a Fiscal Quarter or longer than three Fiscal Years (or twelve (12) consecutive Fiscal Quarters), as determined by the Committee in its sole discretion.

2.17 “Section 16 Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.18 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.

2.19 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a dollar amount, or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.

2.20 “Termination of Employment” means a cessation of the employee-employer relationship between an executive and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. The Committee, in its sole discretion, shall select the executives of the Company who shall be Participants for the Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become executives during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an executive who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goal(s) for the Participants for the Performance Period. Each Participant’s Performance Goal(s) shall be determined by the Committee and set forth in writing. The Committee, in its discretion, may adjust any Performance Goal (or actual performance versus the Performance Goal) for the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs, provided that any such adjustment is intended not to jeopardize the qualification of an Actual Award as performance-based compensation under Code Section 162(m).

3.3 Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula. The Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) to the extent determined by the Committee, provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award(s) under the Plan exceed his or her Maximum Award for the applicable Fiscal Year.

3.5 Date for Determinations. The Committee shall make all determinations under Sections 3.1 through 3.4 on or before the Determination Date.

3.6 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee, subject to the following. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce (but not increase) the Actual Award payable to any Participant below the amount that otherwise would be payable under the Payout Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant Section 4.2 below.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made after the end of the Performance Period during which the Actual Award was earned but no later than sixty (60) days after the end of the Fiscal Year in which such Performance Period ended. Notwithstanding the preceding, if it is impossible or infeasible for the Committee to certify the results for a Performance Period under Section 3.6 before the standard payment deadline described in the preceding sentence (for example, but not by way of limitation, due to the unavailability of financial information), the payment deadline shall be extended until thirty (30) days after certification, subject to the following: (a) the Company and the Committee must have used their good faith reasonable efforts to cause certification to occur before the standard payment deadline, (b) the Committee must certify the results as soon as administratively practicable, and (c) payment will be made only to Participants who do not incur a Termination of Employment before the date on which the Actual Award is paid.

4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4 Payment in the Event of Death or Disability. If a Participant dies, or is determined to have a Disability, prior to the payment of an Actual Award that was scheduled to be paid to him or her prior to death, or the determination of a Disability, for a prior Performance Period, the Award shall be paid, in the case of death, to his or her estate, and in the case of Disability, to the Participant or any other person authorized under applicable law.

4.5 Compensation Recovery Policy. The Committee, in its sole discretion, may require Participant to forfeit, return or reimburse to the Company all or a portion of any Actual Award received in accordance with any then-effective Company compensation clawback or recovery policy, as may be established or amended from time to time. Any such policy generally shall be intended to apply substantially equally to all officers of the Company, except as the Committee (or the Board or a committee of the Board, as determined by the Board), in its discretion, determines is reasonably necessary or appropriate to comply with applicable laws.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which executives shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by executives who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only to the extent that the delegation would not jeopardize the qualification of an Actual Award as performance-based compensation under Code Section 162(m).

5.5 Tax Withholding. The Company shall withhold all applicable taxes and any other required amounts from any payment, including (but not limited to) any federal, Federal Insurance Contributions Act (FICA), state, and local taxes.

SECTION 6

GENERAL PROVISIONS

6.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.2 Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant. However, unless explicitly determined otherwise in writing by the Committee, in no event will the Company or any Affiliate pay or reimburse any Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A or any other section of the Code or other tax rule or regulation.

6.3 Participation. No individual shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, sale, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.5 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.6 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or trust, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.7 Governing Law. The Plan and all award agreements shall be construed in accordance with and governed by the laws of the State of California, excluding its conflicts of laws provisions.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Committee may amend or terminate the Plan at any time and for any reason; provided, however, that unless otherwise explicitly determined by the Committee, any amendment that is expected to negatively affect the Plan’s intended qualification under Code Section 162(m) shall be subject to stockholder approval.

QUALYS, INC. 1600 BRIDGE PARKWAY REDWOOD CITY, CA 94065 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR 0 the following: nominee(s) on the line below. 2 0 0 0 1. Election of Directors Nominees 0000000000 01 Sandra E. Bergeron 02 Todd P. Headley 03 Kristi M. Rogers The Board of Directors recommends you vote FOR proposals 2, 3 and 5, and vote every 1 YEAR for proposal 4. For Against Abstain 2 To ratify the appointment of Grant Thornton LLP as Qualys, Inc.’s independent registered public accounting 0 0 0 firm for its fiscal year ending December 31, 2016. For Against Abstain 3 An advisory resolution to approve executive compensation. 0 0 0 1 year 2 years 3 years Abstain 4 An advisory resolution on the frequency of the advisory vote to approve executive compensation. 0 0 0 0 For Against Abstain 5 To approve the Executive Performance Bonus Plan. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000287408_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com QUALYS, INC. Annual Meeting of Stockholders June 6, 2016 11:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Phillipe F. Courtot and Bruce K. Posey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of QUALYS, INC. that the stockholder is entitled to vote at the Annual Meeting of stockholders to be held at 11:00 AM, PDT on June 6th, 2016, at the Sofitel San Francisco Bay Hotel, located at 223 Twin Dolphin Drive, Redwood City, California 94065, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. . 25 . 1 . 0 R1 _ 2 0000287408 Continued and to be signed on reverse side